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                                                                 EXHIBIT 99.p(8)

                            RICHARDS & TIERNEY, INC.
                                 CODE OF ETHICS
                        (EFFECTIVE AS OF AUGUST 2, 2000)

                        (INVESTMENT COMPANY ACT OF 1940)

I.       INTRODUCTION.

         The policies set forth in this Code of Ethics are intended to comply with the requirements of Section 17(j) of the Investment Company Act of 1940 (the "1940 Act"). These policies reflect the assumption and expectation of Richards & Tierney, Inc. ("R&T") of unqualified loyalty to the interests of R&T and its clients on the part of each access person. In the course of their service to R&T, access persons must be under no influence which may cause them to serve their own or someone else's interests rather than those of R&T or its clients.

         R&T's policies reflect its desire to detect and prevent not only situations involving actual or potential conflicts of interests, but also those situations involving only an appearance of conflict or of unethical conduct. R&T's business is one dependent upon public confidence. The mere appearance or possibility of doubtful loyalty is as important to avoid as actual disloyalty itself. The appearance of impropriety could besmirch R&T's name and damage its reputation to the detriment of all those with whom we do business.

II.       STATEMENT OF GENERAL PRINCIPLES.

         It is the policy of R&T that no access person shall engage in any act, practice or course of conduct which would violate the provisions of the Investment Company Act of 1940 or the Investment Advisers Act of 1940 or any of the rules promulgated thereunder. The fundamental position of R&T is, and has been, that each access person shall place at all times the interests of each client of R&T first. Accordingly, private financial transactions by access persons of R&T must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with or on behalf of any client of R&T.

         Without limiting in any manner the fiduciary duty owed by access persons to the client of R&T or the provisions of this Code of Ethics, it should be noted that R&T considers it proper that purchases and sales be made by its access persons in the marketplace of securities owned by the clients of R&T; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code of Ethics. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved and, with respect to investment personnel, with an investment, rather than a trading, outlook. Not only does this policy encourage investment freedom and result in investment experience, but it also fosters a continuing personal interest in such investments by those responsible for the continuous supervision of the clients' portfolios. It is also evidence of confidence in the investments made.

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         In making personal investment decisions with respect to any security, however, extreme care must be exercised by access persons to insure that the prohibitions of this Code of Ethics are not violated. Further, personal investing by an access person should be conducted in such a manner so as to eliminate the possibility that the access person's time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of a client's portfolio.

         It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an access person of his or her fiduciary duty to any client of R&T.

III.     LEGAL REQUIREMENTS.

         Section 17(j) of the 1940 Act, provides, among other things, that it is unlawful for any affiliated person of R&T to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by an Investment Company in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which states that it is unlawful for any affiliated person of R&T in connection with the purchase or sale of a security held or to be acquired (as defined in the Rule) by an Investment
Company:

              (i) to employ any device, scheme or artifice to defraud an Investment Company;

              (ii) to make to an Investment Company any untrue statement of a material fact or omit to state to an Investment Company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

              (iii) to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon an Investment Company; or

              (iv) to engage in any manipulative practice with respect to an Investment Company.

IV.      DEFINITIONS.

         For purposes of this Code of Ethics, the following definitions shall apply:

         1. The term "access person" shall mean any director, officer or advisory person (as defined below) of R&T.

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         2.   The term "R&T" shall mean Richards & Tierney, Inc.

         3. The term "advisory person" shall mean (i) every employee of R&T (or of any company in a control relationship to R&T) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by an Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) every natural person in a control relationship to R&T who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security. The term "advisory person" shall not mean, for purposes of this Code of Ethics, any employee of any subadviser engaged by R&T on behalf of an Investment Company that is not otherwise affiliated with R&T.

         4. The term "beneficial ownership" shall mean a direct or indirect "pecuniary interest" (as defined in subparagraph (a) (2) of Rule 16a-l under the Securities Exchange Act of 1934, as amended) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of "pecuniary interest" in subparagraph (a) (2) of Rule l6a-l is complex, the term generally means the opportunity directly or indirectly to provide or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of: (1) ownership of securities by any of such person's immediate family members sharing the same household (including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law); (ii) the person's partnership interest in the portfolio securities held by a general or limited partnership;
(iii) the existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account; (iv) the persons' right to receive dividends from a security provided such right is separate or separable from the underlying securities; (v) the person's interest in securities held by a trust under certain circumstances; and (vi) the person's right to acquire securities through the exercise or conversion of a "derivative security" (which term excludes (a) a broad-based index option or future, (b) a right with an exercise or conversion privilege at a price that is not fixed, and (C) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

         5. The term "control" shall mean the power to exercise a controlling influence over the management or policies of R&T, unless such power is solely the result of an official position with R&T, all as determined in accordance with Section 2(a)(9) of the Investment Company Act of 1940, as amended (the "1940 Act").

         6. The term "Investment Company" shall mean a management investment company registered as such under the 1940 Act and for which R&T is the investment adviser.


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         7.   The term "investment personnel" shall mean all portfolio managers of R&T and other advisory persons who assist the portfolio managers in making investment decisions for an Investment Company, including, but not limited to, analysts and traders of R&T.

         8. The term "material non-public information" with respect to an issuer shall mean information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of such issuer.

         9. The term "purchase" shall include the writing of an option to purchase.

         10. The term "Review Officer" shall mean Tommy 0. Huie (or, in the case of the unavailability of Tommy 0. Huie or the review of reports of purchase or sales by Tommy 0. Huie, David E. Tierney or Thomas M. Richards) or such employee or employees of R&T designated from time to time by R&T to receive and review reports of purchases and sales by access persons.

         11.  The term "sale" shall include the writing of an option to sell.

         12. The term "security" shall have the meaning set forth in Section 2(a)(36 of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued by the United States government, short-term securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated from time to time by R&T.

         13. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         14. The term "significant remedial action" shall mean any action that has a material financial effect upon an access person, such as firing, suspending or demoting the access person, imposing a substantial fine or requiring the disgorging of profits.

V.       SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING ACTIVITIES.

A.       PROHIBITED ACTIVITIES.

         While the scope of actions which may violate the Statement of General Principles set forth above cannot be defined exactly, such actions would always include at least the following prohibited activities.

         1. No access person shall, directly or indirectly, purchase or sell securities in such a way that the access person knew, or reasonably should have known, that such securities transactions compete in the market with actual or considered securities transactions for any client of R&T, or otherwise personally act to injure any client's securities transactions.


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         2.   No access person shall use the knowledge of securities purchased or sold by any client of R&T or securities being considered for purchase of sale by any client or R&T to profit personally, directly or indirectly, by the market effect of such transactions.

         3. No access person shall, directly or indirectly, communicate to any person who is not an access person any material non-public information relating to any client of R&T or any issuer of any security owned by any client of R&T, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of any client of R&T, except to the extent necessary to effectuate securities transactions on behalf of the client of R&T.

         4. No access person shall, directly or indirectly, execute a personal securities transaction on a day during which such access person knows that a client of R&T has a pending "buy" or "sell" order in that same or equivalent security until that order is executed or withdrawn.

         5. No access persons shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the President of R&T that the board service would be consistent with the interests of clients. Where board service is authorized, access persons serving as directors normally should be isolated from those persons making investment decisions through "Chinese Wall" or other procedures. All access persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise which is likely to materially interfere with the effective discharge of responsibilities to R&T and its clients.

         6. Investment personnel shall not, directly or indirectly, purchase any security issued pursuant to a private placement or initial public offering without obtaining prior written approval from the Review Officer. Any investment personnel who has been authorized to acquire securities in a private placement or initial public offering must disclose any such investment of which he or she is aware when he or she is involved in client's subsequent consideration of an investment in the issuer. In such circumstances, the client's decision to purchase securities of the issuer must be independently reviewed by investment personnel with no personal interest in the issuer.

         7. Investment personnel shall not recommend any securities transaction on behalf of a client without having previously disclosed any beneficial ownership interest in such securities or the issuer thereof to R&T, including without limitation:

              a. his or her beneficial ownership of any securities of such issuer;

              b. any contemplated transaction by such person in such securities;

              c.   any position with such issuer or its affiliates; and


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              d.   any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Such interested investment personnel may not participate in the decision for the client to purchase and sell securities of such issuer.

         8. No portfolio manager shall, directly or indirectly, knowingly purchase or sell any security or equivalent security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after client has purchased or sold such security

B.       EXEMPT TRANSACTIONS AND CONDUCT.

This Code of Ethics shall not be deemed to be violated by any of the following transactions:

         1. Purchases or sales for an account over which the access person has no direct or indirect influence or control;

         2. Purchases or sales which are non-volitional on the part of the access person;

         3. Purchases which are part of an automatic dividend reinvestment plan;

         4. Purchases made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the access person from the issuer, and sales of such rights so acquired.

         5. Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer's acquisition of all of the securities of the same class;

         6. Purchases or sales for which the access person has received prior written approval from R&T. Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code of Ethics and
Section 17(j) of the 1940 Act and rules thereunder; and

         7. Purchases or sales made in good faith on behalf of an Investment Company, it being understood by, and disclosed to, each Investment Company that R&T may make contemporaneous investment decisions and cause to be effected contemporaneous executions on behalf of one or more of the Investment Companies and that such executions may increase or decrease the price at which securities are purchased or sold for the Investment Companies.

VI.      COMPLIANCE PROCEDURES.



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A.       PRECLEARANCE FOR PERSONAL SECURITIES INVESTMENTS.

         Every access person shall be required to comply with the personal securities transaction clearance requirements of R&T's Insider Trading and Personal Securities Transaction Policy as to all personal securities transactions, a copy of which is attached hereto and incorporated herein by this reference.

B.       RECORDS OF SECURITIES TRANSACTIONS.

         Upon the written request of the Review Officer, access persons are required to direct their brokers to supply to R&T on a timely basis duplicate copies of confirmations of all securities transactions and copies of periodic statements for all securities accounts in which the access person has a beneficial ownership interest.

C.       PERSONAL REPORTING REQUIREMENTS.

         1. Each access person shall be required to comply with the reporting requirements of R&T's Insider Trading and Personal Securities Transaction Policy as to all securities transactions during each quarterly period, in which such access person has, or by reason of such transactions acquires or disposes of, any beneficial ownership of a security.

D.       DISCLOSURE OF PERSONAL HOLDINGS.

         All investment personnel shall submit to R&T initially upon becoming such a person and annually thereafter a report disclosing all securities in which such person has a beneficial ownership interest.

E.       ANNUAL CERTIFICATION OF COMPLIANCE.

         All access persons shall certify annually on the form attached hereto as Exhibit A that they (i) have read and understand this Code of Ethics and recognize that they are subject hereto, (ii) have complied with the requirements of this Code of Ethics and (iii) have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

F.       JOINT PARTICIPATION.

         Access persons should be aware that a specific provision of the 1940 Act prohibits such persons, in the absence of an order of the Commission, from effecting a transaction in which an Investment Company is a "joint or a joint and several participant" with such person. Any transaction which suggests the possibility of a question in this area should be presented to legal counsel for review.

VII.     SANCTIONS.


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         Any violation of this Code of Ethics shall result in the imposition of such sanctions as R&T may deem appropriate under the circumstances, which may include, but is not limited to, removal, suspension or demotion from office, imposition of a fine, a letter of censure and/or restitution to the affected client of an amount equal to the advantage the offending person shall have gained by reason of such violation.

         The sanction of disgorgement of any profits realized may be imposed for any of the following violations:

         a. Violation of the prohibition against investment personnel profiting from securities transactions of a trading nature;

         b. Violation of the prohibition against access persons, directly or indirectly, executing a personal securities transaction on a day during which an Investment Company in his or her complex has a pending "buy" or "sell" order; and,

         c. Violation of the prohibition against portfolio managers, directly or indirectly, purchasing or selling any security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after an Investment Company has purchased or sold such security.

VIII.    RECORDKEEPING REQUIREMENTS.

         R&T shall maintain and preserve in any easily accessible place:

         a. A copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

         b. A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

         c. A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five years, only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place;

         d. A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics; and

         e. A list of the names of each person who is serving or has served as Review Officer during the last five (5) years.


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IX.      MISCELLANEOUS.

A.       CONFIDENTIALITY

         All information obtained from any access person hereunder shall be kept in strict confidence by R&T, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

B.       NOTICE TO ACCESS PERSONS.

         R&T shall identify all persons who are considered to be "access persons," "investment personnel" and "portfolio managers," inform such persons of their respective duties and provide such persons with copies of this Code of Ethics.

                                             Effective:   August 2, 2000



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                                                                       EXHIBIT A


                            RICHARDS & TIERNEY, INC.


                      Annual Certification of Access Person


         I certify that I have received a copy of Richards & Tierney's Code of Ethics (i) have read and understand this Code of Ethics and recognize that I am subject thereto, (ii) have complied with the requirements of the Code of Ethics and (iii) have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

Date:                          Name:
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                               Title:
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